RELEASE IMMEDIATELY

Contact: Frank Cinatl                                     (888) ABATIX-X (222-8499)                                     fcinatl@abatix.com

ABATIX CORP. REPORTS OPERATING RESULTS FOR SECOND QUARTER 2004

DALLAS, TEXAS, AUGUST 5, 2004 ... ABATIX CORP. (NASDAQ ABIX) today announced net sales of $12,464,000 in the second quarter of 2004 decreased 2% from net sales of $12,774,000 in 2003 and net loss of ($203,000) or ($.12) per share in 2004 decreased from net earnings of $23,000 or $.01 per share in 2003. Sales in the first six months of 2004 of $24,436,000 decreased 5% from 2003 net sales of $25,624,000 and the corresponding net loss of ($323,000) or ($.19) per share in 2004 decreased from net earnings of $139,000 or $.08 per share in 2003. As reported in previous earnings releases, this decrease in revenues is primarily attributable to the decline or loss in insurance coverage related to mold in homes and buildings resulting in fewer mold remediation jobs which require our products. The decrease in sales to restoration contractors was partially offset by increased sales to the homeland security market. The net loss in 2004 is primarily a result of lower margin homeland security sales to governmental entities and lower margins in the environmental market due to competitive pressures.

Mr. Shaver stated, "We remain hopeful that as the economy recovers, spending will improve in industrial manufacturing, for commercial construction projects and for homeland security products from the private sector. We have implemented cost reductions and containment programs in an effort to return the Company to profitability, however, these efforts to date have been offset by increased legal costs. We will continue to look for new products, personnel, customers and cost efficiencies."

Except for the historical information contained herein, the matters and comments set forth in this release are forward looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are, but not limited to, the following: continued recovery of the general economy and the construction market; war, terrorism or similar events, or lack thereof, and their impact on homeland security sales; the long-term impact of insurance coverage on mold remediation; adverse weather conditions; inability to hire and train quality people or retain current personnel; changes in interest rates; strong or increased competition; changing customer or product mix; ability to implement sustainable cost reduction and containment programs; or negative effects from investor issues. In addition, increases in oil prices or shortages in oil supply could significantly impact the Company’s petroleum based products and its ability to supply those products at a reasonable price.

ABATIX CORP. is a full line supplier to the construction tool, industrial safety, hazardous materials, and environmental industries. The Company currently has seven distribution centers in Dallas and Houston, Texas, in San Francisco and Los Angeles, California, in Phoenix, Arizona, in Seattle, Washington and in Las Vegas, Nevada. These distribution centers serve customers throughout the Southwest, Midwest, Pacific Coast, Alaska and Hawaii.

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ABATIX CORP.
SELECTED FINANCIAL INFORMATION
(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2004		2003	2004		2003
Net sales	$12,464,008		$12,774,139	$24,436,326		$25,624,175
Cost of sales	9,118,573		9,042,785	17,880,789		18,109,469
Gross profit	3,345,435		3,731,354	6,555,537		7,514,706

Selling, general and administrative expenses	3,623,256		3,641,128	6,930,692		7,169,692
Operating (loss) profit	(277,821)		90,226	(375,155)		345,014
Other expense, net	(52,565)		(48,172)	(100,079)		(94,198)
(Loss) earnings before income taxes	(330,386)		42,054	(475,234)		250,816
Income tax benefit (expense)	127,649		(18,600)	152,443		(111,385)
Net (loss) earnings	$(202,737)		$23,454	$(322,791	) $	139,431

Basic and diluted (loss) earnings per share	$(.12	) $	.01	$(.19	) $	.08

Basic and diluted weighted average
shares outstanding	1,711,148		1,711,148	1,711,148		1,711,148

	As of:
	June 30,	December 31,
	2004	2003
Current assets	$16,885,622	$14,616,969
Total assets	$18,610,223	$16,341,775
Current liabilities	$10,180,963	$7,589,724
Total stockholders' equity	$8,429,260	$8,752,051

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